Exhibit 99A


www.sprint.com

Contacts:

Bill White, Sprint, (O) 913-624-2226
Email: bill.white@mail.sprint.com

James Fisher, Sprint, (O) 202-585-1947
Email: james.w.fisher@mail.sprint.com
                                                For Immediate Release


   SPRINT REACHES AGREEMENT TO SELL STAKE IN GLOBAL ONE VENTURE TO
                 FRANCE TELECOM AND DEUTSCHE TELEKOM

     KANSAS CITY, Mo., Jan. 26, 2000 - Sprint announced today that it has reached a definitive agreement with Deutsche Telekom and France Telecom to sell Sprint's interest in Global One, the three companies' international telecommunications venture. Sprint will receive $1.13 billion in cash and repayment of $276 million in debt for its entire stake in Global One.

     As part of the definitive agreement, Deutsche Telekom and France Telecom have assumed sole responsibility for funding the needs of Global One.

     In addition, a transition agreement ensures continuity of service for at least the next two years for Sprint's multinational customers who receive international service through Global One. Sprint also has been released from certain exclusivity and non-compete clauses of the Global One agreement but is prohibited from offering services in competition with certain identified customer contracts until one year post closing.

     "Our customers can be assured that Sprint will be able to deliver its complete line of international products, services and network support despite the change of ownership in Global One," said William T. Esrey, Sprint's chairman and chief executive officer. In addition, Sprint and MCI WorldCom have entered into an agreement that enables Sprint to sell MCI WorldCom global services.

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     The agreement reached with France Telecom and Deutsche Telekom also includes provisions related to the two companies' financial investment in Sprint. Currently, each holds a 10 percent stake in the company. Once the Sprint shareholder vote on the MCI WorldCom merger occurs, the following shall apply:

     - Deutsche Telekom and France Telecom will be relieved of certain significant limitations on transfers of their equity interests in Sprint FON Group stock and Sprint PCS Group stock.

     - Deutsche Telekom and France Telecom will relinquish their special rights as Class A shareholders and will resign their seats on Sprint's board of directors.

     - Sprint will relinquish its first right of offer but retain certain consultation rights in conjunction with the sale of Sprint securities by Deutsche Telekom or France Telecom.

     Deutsche Telekom and France Telecom will also vote their shares in favor of Sprint's merger with MCI WorldCom.

     As a result of this agreement, Sprint's equity share of the results of Global One will be reported as a discontinued operation in FON Group's 1999 fourth quarter earnings report.

     The sale of Sprint's stake in Global One is expected to close within the next few months.

     Sprint is a global communications company - at the forefront of integrating long- distance, local and wireless communications services, and one of the largest carriers of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $17 billion in annual revenues and serves more than 20 million business and residential customers.